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Exhibit No. 4 - SPECIMEN STOCK CERTIFICATE


INCORPORATED UNDER THE LAWS OF
WYOMING

No. SPECIMEN                                                 SHARES: SPECIMEN

WESTERN TECHNOLOGY & RESEARCH, INC.
Riverton, Wyoming

This Certifies that ----------SPECIMEN-------------- is the owner of --------------------VOID-------------------- Shares of the Capital Stock of
WESTERN TECHNOLOGY & RESEARCH, INC., transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this ----- day of ----------- A.D. 19xx.

/s/----------------------   [Corporate Seal] /s/-------------------------
President                                    Secretary-Treasurer

SHARES
No Par Value
EACH